Exhibit 10.2

AGREEMENT

for the Purchase of Shares and Capital Notes

(“Agreement”)

Entered upon January ____, 2023, by and between:

Creations Inc., a Delaware corporation through authorized signatories on its behalf Messrs. Ilan Arad and Shmuel Yalshevitch (hereinafter: “Seller” and/or “Creations”)

of the first part;

AND

Aharon Barkai & Co. Ltd., an Israel limited liability company with registration number 516689957, with legal seat at 9 Jabotinsky St., Bnei Brak, through its controllers Messrs. Yaniv Aharon (“Yaniv”) and Dan Barkai (“Dan”) (“Purchaser”).

of the second part;

Creations and Purchaser shall also be referred-to herein each a “Party” and together “Parties”.

WHEREAS As of the date of signing this agreement, Creations is the owner of all the paid-up issued share capital of Ocean Yezira Ltd., registration number 515755643 (“Company”), and also owns capital notes dated 9/13/20 and 3/25/20 in the total amount of US$637.000 (nominal) in the Company (“Capital Notes”); and

WHEREAS the Purchaser is a company under the control of Mr. Yaniv, CEO and director of the Company and of its subsidiaries; and of Dan, VP and director of the Company and of its subsidiaries; and

WHEREAS as of the date of signing this Agreement, Creations will enter into an agreement for the exchange of some of the Company’s ordinary shares owned by Creations, for the shares of Creations owned by third parties by way the swap agreement (“Exchange Agreement”), so that after the completion of the Exchange Agreement, Creations will hold 733 ordinary shares of the Company which will constitute approximately 59% of the issued ordinary share capital of the Company, as well as 200 preferred shares of the Company which will constitute 100% of the issued preferred share capital of the Company (hereinafter, together - the “Purchased Shares”); and

WHEREAS the Purchaser wishes to: (1) purchase from Creations all the Purchased Shares so that after the completion of the transactions according to the Exchange Agreement and the transaction promulgated by this agreement, Creations will no longer be a shareholder of the company; AND (2) purchase all the rights and obligations Creations has towards the Company by virtue of the Capital Notes.

NOW THEREFORE, the parties hereto hereby agree as follows:

1. Preamble, Appendices and Interpretation

1.1. The preamble to this Agreement and its appendices form an integral part hereof.

1.2. The headings in this Agreement are intended for convenience only and should not be used in the interpretation of this Agreement.

1.3. This Agreement, upon its completion, voids any previous or other commitment between the Parties, including the merger agreement dated September 7, 2020, copy thereof is attached hereto Appendix 1.3 and is a final and complete completion of the understandings between the Parties with respect to the purchase of the Purchased Shares, whether in writing or orally.

2. Representations and Warranties of Seller

Creations hereby represents and warrants as follows:

2.1. As of the date of transfer, it is the sole owner of the Purchased Shares and the Capital Notes, and that the rights of Creations in the Purchased Shares and the Capital Notes are clear and free from any encumbrance, pledge, debt, claim, levy, lien and/or any other third party right whatsoever, and will be as such at the time of their transfer.

2.2. The Consideration paid to it by the Purchaser for the Purchased Shares and Capital Notes is a fair and fitting compensation that was agreed upon between the Parties and is final and absolute.

2.3. With the transfer of the Consideration by the Purchaser as stipulated in this Agreement, Creations does not and will not have any right and/or claim and/or demand from the Company and/or the subsidiaries and/or the Purchaser and/or the officers thereof, and Creations hereby waives any such right, claim or demand to the extent existing. Creations’ entering into this Agreement does not conflict with any obligation of Creations and/or anyone on Creations’ behalf, and that subject to the fulfillment of the conditions precedent as detailed below, there is no legal and/or contractual and/or other impediment to Creations entering into this Agreement and fulfilling its obligations thereunder.

3. Representations and Warranties of Purchaser

The Purchaser hereby represents and warrants as follows:

3.1. It purchases the Purchased Shares and the Capital Notes AS IS, subject to the Seller’s representations regarding the Purchased Shares and Capital Notes being clear and free of charge, as per Section 2.1 above, without Creations otherwise making any representations or warranting with respect to the Company, and the Purchaser and its controllers, Yaniv and Dan, as well as the Company hereby waive any claim and/or demand against Creations and/or against the officers of the Company and/or of Creations, including Ilan Arad (“Ilan”) and Shmuel Yaleshevich (“Shmuel”) as well as the estate of the late Guy Nissenson, for any reason, including in connection with the state of affairs of the Company.

3.2. The Purchaser’s entering into this Agreement does not conflict with any of Purchaser’s or its shareholders’ and/or any third party’s obligations, and that subject to the fulfillment of the Conditions Precedent, there is no legal and/or contractual and/or other impediment to Purchaser’s entering into this Agreement and fulfilling its obligations thereunder .

3.3. The Purchaser undertakes to continue to maintain the officers’ insurance policy that exists in the Company in such a way that it will cover the officers from the Creations group - Messrs. Ilan and Shmuel, as well as the estate of the late Guy Nissenson (who served as an officer of the Company) for a period not less than 7 years from the date of completion of the transaction, as well as to maintain the existing exemption and indemnity letters of Messrs. Ilan and Shmuel (“Indemnity Letters”).

4. Transaction; Consideration; Conditions Precedent; Closing

4.1. Creations hereby sells to the Purchaser, and the Purchaser hereby purchases from Creations, all the Purchased Shares, AS IS, subject to Creations’ representation that the Purchased Shares and the Capital Notes are clear and free charge as stated in Section 2.1 above, and against the payment of the Consideration as follows:

4.1.1. With respect to the 733 ordinary shares: a total of ILS1,619,930, , reflecting a price of ILS2,210 per ordinary share (“Price Per Ordinary Share”).

4.1.2. With respect the 200 preferred shares: a total of ILS 442,000 which reflecting a price of ILS2,210 per preferred share (“Preferred Share Price”).

4.1.3. The Capital Notes: a total amount of ILS2,165,800, reflecting the value of the loan provided to the Company through the Capital Notes in addition to accrued and unpaid interest (“Capital Notes Consideration”).

The consideration for the ordinary shares, the preferred shares and the Capital Notes will be referred-to herein as the “Consideration”.

4.2. The Consideration will be paid following obtainment of an exemption from Tax withholding that the Parties will endeavor to receive as soon as practical and against the completion of the procedures to be performed on the closing date, as detailed below, by means of a bank transfer from the Purchaser’s account to the account of the Seller: Signature Bank, Account Number 1503672479, ABA/Routing number 026013576, Swift number SIGNUS33.

4.3. The Parties confirm that the Consideration is final and absolute, and neither Party shall have a claim that the Consideration is not fitting for any reason and without exception.

4.4. Conditions Precedent: this Agreement is conditioned upon the following:

4.4.1. The Exchange Agreement was duly consummated according to the conditions set forth therein. If the Exchange Agreement is not completed within 60 days after receiving the approval of the court as mentioned below, this agreement will be voided without any party being required to take any action and the obligations of the parties will be void by virtue thereof.

4.4.2. Entering into of this Agreement and the transaction promulgated thereby have been duly approved by the authorized organs of the Seller.

4.4.3. The court of family affairs has consented for the executor of the late Guy Nissenson’s estate to sign on behalf of the estate upon Creations’ general assembly resolution to enter into this Agreement and the Exchange Agreement.

4.5. Closing: On the closing date, which will occur within 10 days after the completion of the conditions precedent as stipulated in Section 4.4. above, and except as otherwise agreed between the Parties in the matter of postponing the closing date or waiving the fulfillment of any of the conditions precedent, the Parties will perform the actions listed below, simultaneously:

4.5.1. The Purchaser will present to Creations the board of directors’ minutes approving the transfer of the Purchased Shares and Capital Notes subject to this Agreement;

4.5.2. Each of the Parties will present to the other Party a certificate signed by the appropriate organs of that Party confirming the execution of the transaction as detailed in this agreement;

4.5.3. The Purchaser will present to Creations an immediate report to the Israel Securities Authority that will be submitted shortly after the completion of a change in the controlling interest in the company that has a controlling interest in a company that has a license to manage investment portfolios, and an affidavit of the controlling shareholders in a company that has such a license, which will be submitted to the Israel Securities Authority shortly thereafter. To the extent that it is determined by the Company’s lawyers and/or under the instruction of a competent authority that the completion of the transaction requires the approval of Israel Securities Authority, the closing date will be postponed until such approval is received.

4.5.4. The Purchaser will transfer to Creations a copy of the Insurance Policy and the Indemnity Letters as stipulated in section 3.3 above.

4.5.5. Creations will present to the Purchaser the court approval as stipulated in Section 4.4.3 above, as well as a certificate of completion of the Exchange Agreement as stipulated in Section 4.4.1 above.

4.5.6. Creations will transfer to the Purchaser signed share transfer deeds in respect of all the Purchased Shares as well as the original signed Capital Notes held by it.

4.5.7. Creations’ representatives in the Company’s and subsidiaries’ boards of directors, will submit letters of resignation to the Company, effective from the closing date.

4.5.8. Upon the closing date, the Consideration shall be remitted, as specified in Section 4.2 above.

4.6. It is the purchaser’s responsibility to perform any reports that may be required pursuant to the transfer of the Purchased Shares and the Capital Notes, including without limitations to the Registrar of Companies, the Israel Securities Authority and any other competent authority.

5. Confidentiality

For the avoidance of doubt, Creations confirms its commitment to confidentiality in connection with any information it has received in connection with its activity or the activity of any third party on its behalf in the Company and/or the subsidiaries, and this obligation of confidentiality will continue to apply for 5 years from the closing date.

The parties confirm that they will keep the provisions of this agreement secret and will not reveal its existence or its terms, except subject to prior coordination with the other party of the existence of the disclosure, and the wording of the information that will be revealed regarding this Agreement as mentioned. Nothing in the foregoing is intended to limit a party from disclosing the details of this agreement (i) to its shareholders and/or anyone on their behalf, provided that they have assumed the duty of confidentiality listed in this agreement above (ii) in order to comply with the provisions of any law, including disclosure in connection with the requirements of the Israel Securities Authority or legal proceedings to which said party is a party.

6. Miscellaneous

6.1. This Agreement expresses the complete and exhaustive agreements between the Parties regarding the issues and matters provided therein, and it replaces and cancels any representation, memoranda, proposals, discussion summaries, letters of intent and/or commitment, and any other preceding document or understanding (whether written or oral) in the aforementioned subjects and matters between the Parties, prior to the signing of this Agreement.

6.2. It is agreed that the Company will bear the costs of CPAs for all the companies in the group, including the Creations, until the end of the year 2022, and in any case no more than the amount determined within the framework of the annual engagements with the CPA offices of Barzilai & Co. and Shmueli & Shmueli.

6.3. For the period that begins on the closing date, Creations and/or anyone on its behalf will not be entitled to any payment from the Company and/or its subsidiaries, except for the payment of the Consideration as stipulated in this Agreement.

6.4. All that is stated in this contract is in the singular – shall contain plural meaning, and all that is in the masculine - shall contain feminine meaning, and vice versa and all provided that context implies otherwise.

6.5. The agreement of any of the parties to deviate from any condition of this Agreement, in a particular case or in a series of cases, will not constitute a precedent or waiver.

6.6. Failure by a Party to enforce any of its rights under this Agreement shall be considered waiver of such right or any other rights.

6.7. The invalidity of a provision of this Agreement or the lack of ability to enforce it, will not affect the validity of other provisions of this Agreement, and the Agreement will be interpreted as close as possible to its original provisions and according to its spirit.

6.8. This Agreement may only be amended by way of written form which shall be signed by both Parties.

6.9. Each party will bear its own attorneys’ fees.

6.10. This Agreement will be interpreted solely according to its language and content.

6.11. This agreement shall be construed and interpreted in accordance with Israeli law. Disputes arising with respect to this Agreement or arising therefrom will exclusively referred to the competent courts of the Tel-Aviv Jaffa district.

7. Notices and Addresses

The addresses of the Parties for the purposes of this Agreement are as specified in the preamble, and any notice that is sent by registered mail by one party to the other at his above address or to any other address of which notice is given in writing to the other party, will be considered as having reached its certificate three business days after it is delivered by registered mail, and/or at the end of 24 hours from delivery by hand.

In witness thereof the parties hereto have signed this Agreement upon the day first above written

Creations	Purchaser

We the undersigned :

Yaniv Aharon, ID 37244365 and Dan Barkai, ID_____, hereby confirm and agree to the commitment as stated in Section 3.1 above.

Sections 6.8 and 6.11 of the Agreement will also apply to this obligation of ours as well.

_____________ _______	______________
Yaniv Aharon	Dan Barkai

Company confirmation:

Ocean Yetzira Ltd. confirms what is stated in this Agreement and the obligations therein to the extent they relate to it, including according to Sections 3.1 and 6.2.

Sections 6.8 and 6.11 of the Agreement will also apply to this obligation of ours.

_____________

Ocean Yetzira Ltd.